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                              EMPLOYMENT AGREEMENT


     This Agreement is made as of January 23, 1997 by and between FAMOUS DAVE'S OF AMERICA, INC., a Minnesota corporation (the "Company"), and DOUGLAS S. LANHAM (the "Executive").

                              W I T N E S S E T H

     WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions stated in this Agreement; and

     WHEREAS, Executive desires to accept that employment pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:


I.   Employment

     1.1 Employment as President and Chief Operating Officer. The Company hereby employs Executive as President and Chief Operating Officer and Executive accepts such employment pursuant to the terms of this Agreement. Executive shall report to and take direction from the Chairman of the Board of Directors (the "Board") and the Board. All other employees of the Company will report, directly or indirectly, to Executive. Executive will perform those duties which are usual and customary for a President and Chief Operating Officer of a restaurant enterprise. Executive shall be employed at the Company's corporate offices. He shall perform his duties in a manner reasonably expected of a President and Chief Operating Officer of a restaurant company.

     1.2 Term. Employment shall be for a term commencing January 23, 1997 and continuing until the earlier of (i) January 31, 2001 or (ii) the date Executive's employment terminates pursuant to Article III hereof.


II.  Compensation, Benefits and Perquisites

     2.1 Base Salary. During the term and effectiveness of this Agreement, the Company shall pay Executive an annualized base salary ("Base Salary") at the annual rate of $225,000. The Base Salary shall be payable in equal installments in the time and manner that other employees of the Company are compensated. The Board will review the Base Salary at least annually and may, in its sole discretion, increase it to reflect performance, appropriate industry guideline data or other factors. The Base Salary will be adjusted at least annually to reflect, at a minimum, any increase in the consumer price index for the preceding calendar year.




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     2.2 Bonus.  Executive will receive an annual bonus ("Bonus") in an amount of up to 40% of his Base Salary, to be determined and paid at the discretion of the Board at the end of each year of service based upon Executive's satisfaction of certain criteria mutually agreed upon by Executive and the Board, except that for the first year only of this Agreement Executive shall receive a bonus of at least 20% of his Base Salary. The Board and Executive will review and, if mutually agreed, revise the criteria for the Bonus at least annually.

     2.3 Vacation. Executive shall be entitled to three weeks' paid vacation, or such greater amount of time as determined by the Board.

     2.4 Employee Benefits. Until the Company adopts a benefit plan, Executive shall be entitled to the usual and customary benefits and perquisites which the Company generally provides to its other executives under its applicable plans and policies (including, without limitation, group health, group dental and group life coverage). Once the Company adopts a benefit plan, Executive shall be entitled to the benefits which the Company provides to its other executives under such plan. Executive shall pay any contributions which are generally required of executives to receive any such benefits.

     2.5 Moving Expenses. Executive shall receive reasonable relocation expenses relating to his relocation to Minnesota, conditioned upon Executive's submitting at least two written bids from different moving companies to the Board for its approval.

     2.6 Travel and Living Expenses. The Company will pay for or reimburse Executive for the reasonable cost of round-trip air travel once monthly between Minneapolis and Tampa. The Company will also pay for or reimburse Executive for the reasonable cost of housing in the Twin Cities area through May 31, 1997 pending Executive's relocation to a permanent residence and for the reasonable cost of leasing an automobile up to March 1, 1997.



III.  Termination of Executive's Employment

      3.1  Termination of Employment.


           (a) Executive's employment under this Agreement may be terminated by Executive at any time for any reason. This Agreement shall terminate in its entirety immediately upon the death of Executive.

           (b) Executive's employment under this Agreement may be terminated by the Company at any time for any reason; provided, however, that if (i) Executive's employment is terminated by the Company during the term of this Agreement for a reason or disability other than for "Cause" as defined in
Section 3.2, or (ii) Executive resigns for "Good Reason"as defined in Section 3.2, Executive shall continue to receive his Base Salary under Section 2.1 for a period of one year from the date of termination, and provided further, that if Executive terminates his employment hereunder between six and 12 months following the date of this Agreement for any reason,


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Executive shall continue to receive his Base Salary under Section 2.1 for the remainder of the calendar year (but in no event for less than three months) and also moving expenses in an amount equal to that previously paid to Executive pursuant to Section 2.5.

      (c) Any termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party, which date shall not be earlier than the date such notice is delivered to the other party. Except as expressly provided to the contrary in this section or applicable law, Executive's rights to pay and benefits shall cease on the date his employment under this Agreement terminates.

  3.2 Definitions.  For purposes of this Article III,

      (a) "Cause" shall mean only the following:  (i) commission of a felony;
(ii) theft or embezzlement of Company property or commission of similar acts involving moral turpitude; or (iii) the failure by Executive to substantially perform his material duties under this Agreement (excluding nonperformance resulting from Executive's disability) which failure is not cured within 30 days after written notice from the Chairman of the Board specifying the act of nonperformance or within such longer period (but no longer than 90 days in any event) as is reasonably required to cure such nonperformance. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board called and held for this specific purpose.

      (b) "Good Reason" shall mean only the following: (i) Executive has been demoted; or (ii) Executive has incurred a substantial reduction in his authority or responsibility.

  3.3 Disability. If Executive has become disabled such that he cannot perform the essential functions of his job with or without reasonable accommodation, and the disability has continued for a period of more than 90 days, the Board may, in its discretion, terminate his employment under this Agreement. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of the Company during the period he remains disabled.

  3.4 Notice. Executive must provide the Company with at least 30 days' written notice if Executive desires to terminate his employment under this Agreement.


IV. Confidentiality

  4.1 Prohibitions Against Use. Both parties to this Agreement acknowledge and agree that during the term of this Agreement they may have access to various trade secrets and confidential business information ("Confidential Information") of each other. Each party agrees that it shall use such Confidential Information solely in connection with his obligations under this Agreement and shall maintain in strictest confidence and shall not disclose any such Confidential Information,


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directly or indirectly or use such information in any other way during the term of this Agreement or for a period of one (1) year after the termination of this Agreement. The parties further agree to take all reasonable steps necessary to preserve and protect the Confidential Information. The provisions of this Section shall be equally applicable to each parties' officers, directors, agents or employees. The provisions of this Section shall not apply to information which (i) was in possession of a party prior to receipt from the other party, or (ii) is or becomes generally available to the public other than as a result of a disclosure by a party, its directors, officers, employees, agents or advisors, or (iii) becomes available to a party from a third party having the right to make such disclosure.

     4.2 Remedies. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 4.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.


V. Non-Competition

     5.1 Agreement Not to Compete. Executive agrees that, on or before the date which is two (2) years after the date Executive's employment under this Agreement terminates, he will not, unless he receives the prior approval of the Board, directly or indirectly engage in any of the following actions:

        (a) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any entity whose primary business is the retail sale of barbequed food. However, nothing in this subsection (a) shall preclude Executive from holding (i) less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quote on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market or (ii) Executive's existing interests in Casa Roja, Inc. (d/b/a Rudy's), a barbequed food restaurant in Albuquerque, New Mexico.

         (b) Intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company, any person who is employed by or otherwise engaged to perform services for the Company
(including, but not limited to, any independent sales representatives or organizations), whether for Executive's own account or for the account of any other individual, partnership, firm, corporation or other business organization.

If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (blue-lined) so as to be enforceable to the maximum extent permitted


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by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

     5.2 Remedies. Executive acknowledges that the Company's remedy at law for any breach or threatened breach by Executive of Section 5.1 will be inadequate. Therefore, the Company shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.


VI.  Grant of Options

     6.1 Grant of Options Upon Redemption of Warrants. Provided that Executive is then still employed by the Company, upon a redemption by the Company of its currently outstanding Redeemable Class A Warrants, which redemption, taken together with any previous exercise of Warrants by holders thereof, results in the issuance and sale by the Company of at least 1,983,750 shares of common stock underlying such Warrants, Executive shall receive an additional grant of options, dated effective as of such redemption date, to purchase 50,000 shares of common stock of the Company in the form attached hereto as Exhibit A, which options shall vest on January 23, 2005.


VII. Miscellaneous

     7.1 Amendment. This Agreement may be amended only in writing, signed by both parties.

     7.2 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes any prior agreements relating to the employment of Executive by the Company.

     7.3 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives and any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets.

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     7.4 Notices.  Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows:

                  If to the Company, to:

                      Famous Dave's of America, Inc.
                      12700 Industrial Park Boulevard, Suite 60
                      Plymouth, MN 55441
                      Attention: Chairman of the Board

                  If to Executive, to:

                      Douglas S. Lanham
                      12700 Industrial Park Boulevard, Suite 60
                      Plymouth, MN 55441

or to such other addresses as either party may designate in writing to the other party from time to time.

     7.5 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

     7.6 Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

     7.7 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

     7.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitration award shall be subject to review only in the manner provided in the Uniform Arbitration Act as adopted in Chapter 572, Minnesota Statutes, as the Act is amended at the time of submission of the issue to arbitration. The arbitrator(s) shall have the authority to award the prevailing party its costs and reasonable attorney's fees which shall be paid by the non-prevailing party. In the event the parties hereto agree


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that it is necessary to litigate any dispute hereunder in a court, the non-prevailing party shall pay the prevailing party its costs and reasonable attorney's fees.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                                         FAMOUS DAVE'S OF AMERICA, INC.


                                         By /s/ David W. Anderson
                                            ----------------------------
                                            Chairman of the Board



                                             /s/ Douglas S. Lanham
                                             ---------------------------
                                             DOUGLAS S. LANHAM



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                                                                       EXHIBIT A

                                OPTION AGREEMENT


     OPTION AGREEMENT made effective as of this ______ day of ____________, _____, between FAMOUS DAVE'S OF AMERICA, INC. (the "Company"), and DOUGLAS S. LANHAM ("Employee").

                                   BACKGROUND

     A. Employee has either been hired to serve as an employee of the Company or the Company desires to induce Employee to continue to serve the Company as an employee.

     B. The Company has adopted the 1995 Stock Option and Compensation Plan (the "Plan") pursuant to which shares of Common Stock have been reserved for issuance under the Plan.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of Option. The Company hereby irrevocably grants from the Plan to Employee the right and option, hereinafter called the Option, to purchase all or any part of an aggregate of Fifty Thousand (50,000) shares of the common stock, $.01 par value, of the Company (the "Shares") subject to the terms and conditions herein set forth.

     2. Purchase Price. The purchase price of the shares of Common Stock covered by the Option shall be the closing bid price of the shares on the date the Option is granted.

     3. Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Employee.
The Option shall vest on the vesting dates set forth below (hereinafter referred to singularly as a "Vesting Date" and collectively as "Vesting Dates") until the Option is fully vested, as set forth in the following schedule:


       Total Shares Subject
         to Vested Option                      Vesting Date
       --------------------                  ----------------

          50,000                             January 23, 2005


     In the event that the Employee ceases to be employed by the Company, for any reason or no reason, with or without cause, prior to any Vesting Date, that part of the Option scheduled to vest on such Vesting Date, and all parts of the Option scheduled to vest in the future, shall not vest and all of Employee's rights to and under such non-vested parts of the Option shall terminate.

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     4. Term of Option.  To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable for 10 years from the date of this Agreement; provided, however, that in the event that Employee ceases to be employed by the Company, for any reason or no reason, with or without cause, Employee or his or her legal representative shall have 90 days from the date of such termination of his or her position as an employee to exercise any part of the Option vested pursuant to Section 3 of this Agreement. Upon the expiration of such 90-day period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

     5. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either: (a) be accompanied by payment of the full purchase price of such Shares, in which event the Company shall deliver a certificate or certificates representing such Shares as soon as practicable after the notice shall be received; or (b) fix a date not less than five nor more than 10 business days from the date such notice shall be received by the Company for the payment of the full purchase price of such Shares against delivery of a certificate or certificates representing such Shares. Payment of such purchase price may take the form of cash, shares of stock of the Company, the total market value of which equals the total purchase price, or any combination of cash and shares of the Company, the total market value of which equals the total purchase price. Any such notice shall be deemed given when received by the Company at its principal place of business. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

     6. Rights of Option Holder. Employee, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him upon the due exercise of all or any part of the Option.

     7. Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of Employee, only by Employee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.

     8. General. The Option is granted pursuant to the Company's 1995 Stock Option and Compensation Plan and is governed by the terms thereof, which are incorporated herein by reference. The Company shall at all times during the term of the Option reserve and keep


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available such number of Shares as will be sufficient to satisfy the requirements of this Option Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Option exercise price per share: $________


                                   FAMOUS DAVE'S OF AMERICA, INC.



                                   By________________________________
                                      Its____________________________



                                   ___________________________________
                                   DOUGLAS S. LANHAM, Employee







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